EXHIBIT 99.1
NEWS

REPUBLIC CONTACTS
Media Inquiries:    Susan David    (480) 627-2885
Investor Inquiries:     Ed Lang     (480) 627-7128

REPUBLIC SERVICES, INC.
REPORTS SECOND QUARTER RESULTS

•	Company reports second quarter earnings of $0.40 per share, $0.59 per share as adjusted

•	Company increases quarterly dividend by
approximately 7%

•	Company increases full year earnings guidance
due to taxes

Phoenix, AZ, July 26, 2012…Republic Services, Inc. (NYSE: RSG) today reported net income of $149.2 million, or $0.40 per diluted share, for the three months ended June 30, 2012, versus $46.5 million, or $0.12 per diluted share, for the comparable period last year.

Republic’s net income for the three months ended June 30, 2012 and 2011 includes a number of charges and other expenses that impacted its results. A detail of these charges and other expenses is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the three months ended June 30, 2012 and 2011 would have been $218.4 million, or $0.59 per diluted share, and $184.9 million, or $0.49 per diluted share, respectively.

Excluding certain charges and other expenses recorded during 2012 and 2011 as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted earnings before interest, taxes, depreciation, depletion, amortization and accretion (adjusted EBITDA) for the three months ended June 30, 2012 would have been $624.7 million, or 30.3% as a percentage of revenue, compared to $648.7 million, or 31.1% as a percentage of revenue, for the comparable 2011 period.

Revenue for the three months ended June 30, 2012 decreased to $2,060.6 million compared to $2,086.6 million for the same period in 2011. This decrease in revenue of 1.2% was made up of decreases in fuel surcharges of 0.1%, volumes of 1.3% and recycling commodities pricing of 1.0%, partially offset by increases in core price of 0.6% and acquisitions, net of divestitures of 0.6%.

For the six months ended June 30, 2012, net income was $292.1 million, or $0.79 per diluted share, versus $204.7 million, or $0.54 per diluted share, for the comparable period last year.

Republic’s net income for the six months ended June 30, 2012 and 2011 includes a number of charges, other expenses and benefits that impacted its results. A detail of these charges, other expenses and benefits is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the six months ended June 30, 2012 and 2011 would have been $359.2 million, or $0.97 per diluted share, and $344.5 million, or $0.90 per diluted share, respectively.

Excluding certain charges and other expenses recorded during 2012 and 2011 as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted EBITDA for the six months ended June 30, 2012 would have been $1,181.6 million, or 29.2% as a percentage of revenue, compared to $1,250.0 million, or 30.9% as a percentage of revenue, for the comparable 2011 period.

Revenue for the six months ended June 30, 2012 decreased to $4,043.0 million compared to $4,051.5 million for the same period in 2011. This decrease in revenue of 0.2% was made up of decreases in volumes of 0.6% and recycling commodities pricing of 0.9%, partially offset by increases in core price of 0.6%, fuel surcharges of 0.2%, and acquisitions, net of divestitures of 0.5%.

Republic is updating its full year 2012 earnings guidance. Adjusted diluted earnings per share is expected to be in a range of $1.91 to $1.93. This guidance assumes a full year effective tax rate of approximately 36.0%. Adjusted diluted earnings per share excludes a number of charges, other expenses and benefits, as described in the 2012 Updated Financial Guidance section of this document.

Commenting on these results, Donald W. Slager, President and Chief Executive Officer, said, “We are on track to exceed the earnings guidance that we provided in April due to the settlement of Allied’s 2004 - 2008 tax years.” Mr. Slager also stated, “The business is operating within our expectations. We achieved 30.3% EBITDA margins in the quarter, continued to see a stronger pace of acquisition activity and completed our refinancing activities. As a result of these refinancings, we do not have a significant debt maturity until 2016. We also returned $223 million of free cash flow to our owners through share repurchases and dividends in the second quarter.”

Company Declares Quarterly Dividend

Republic also announced that its Board of Directors declared a regular quarterly dividend of $0.235 per share, an increase of approximately 7% over the prior quarter, for stockholders of record on October 1, 2012. The dividend will be paid on October 15, 2012.

About Republic

Republic Services, Inc. is an industry leader in the U.S. non-hazardous solid waste industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers.  Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges.

The Company participates in investor presentations and conferences throughout the year.  Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page.  Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69.3	$66.3
Accounts receivable, less allowance for doubtful accounts of $45.2 and $48.1, respectively	845.3	825.8
Prepaid expenses and other current assets	191.6	215.9
Deferred tax assets	128.1	157.7
Total current assets	1,234.3	1,265.7
Restricted cash and marketable securities	138.9	189.6
Property and equipment, net	6,882.7	6,792.3
Goodwill	10,677.6	10,647.0
Other intangible assets, net	388.6	409.6
Other assets	268.2	247.3
Total assets	$19,590.3	$19,551.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$529.5	$563.6
Notes payable and current maturities of long-term debt	34.0	34.8
Deferred revenue	323.5	290.2
Accrued landfill and environmental costs, current portion	181.3	184.2
Accrued interest	68.6	72.2
Other accrued liabilities	615.4	752.5
Total current liabilities	1,752.3	1,897.5
Long-term debt, net of current maturities	7,079.4	6,887.0
Accrued landfill and environmental costs, net of current portion	1,407.0	1,396.5
Deferred income taxes and other long-term tax liabilities	1,151.9	1,161.1
Self-insurance reserves, net of current portion	294.9	303.9
Other long-term liabilities	222.1	222.1
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 403.8 and 402.1 issued including shares held in treasury, respectively	4.0	4.0
Additional paid-in capital	6,547.6	6,495.6
Retained earnings	2,294.5	2,164.7
Treasury stock, at cost (38.5 and 32.2 shares, respectively)	(1,133.9)	(961.5)
Accumulated other comprehensive loss, net of tax	(31.8)	(21.5)
Total Republic Services, Inc. stockholders' equity	7,680.4	7,681.3
Noncontrolling interests	2.3	2.1
Total stockholders' equity	7,682.7	7,683.4
Total liabilities and stockholders' equity	$19,590.3	$19,551.5

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$2,060.6	$2,086.6	$4,043.0	$4,051.5
Expenses:
Cost of operations	1,241.0	1,237.8	2,444.2	2,397.5
Depreciation, amortization and depletion	214.9	208.6	428.6	414.4
Accretion	19.7	19.5	39.4	39.2
Selling, general and administrative	198.0	200.1	420.5	404.0
Loss (gain) on disposition of assets and impairments, net	—	19.4	(3.6)	19.0
Operating income	387.0	401.2	713.9	777.4
Interest expense	(98.8)	(111.4)	(203.1)	(227.1)
Loss on extinguishment of debt	(110.3)	(199.5)	(110.3)	(201.3)
Interest income	0.2	0.1	0.5	0.3
Other income, net	0.5	0.9	0.7	2.0
Income before income taxes	178.6	91.3	401.7	351.3
Provision for income taxes	29.1	45.1	109.4	147.0
Net income	149.5	46.2	292.3	204.3
Net (income) loss attributable to noncontrolling interests	(0.3)	0.3	(0.2)	0.4
Net income attributable to Republic Services, Inc.	$149.2	$46.5	$292.1	$204.7
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.41	$0.12	$0.79	$0.54
Weighted average common shares outstanding	367.9	378.2	369.4	380.2
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.40	$0.12	$0.79	$0.54
Weighted average common and common equivalent shares outstanding	368.9	380.2	370.7	382.1

Cash dividends per common share	$0.22	$0.20	$0.44	$0.40

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2012	2011
Cash provided by operating activities:
Net income	$292.3	$204.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	257.6	256.0
Landfill depletion and amortization	135.5	120.8
Amortization of intangible and other assets	35.5	37.6
Accretion	39.4	39.2
Non-cash interest expense - debt	8.7	16.1
Non-cash interest expense - other	23.8	24.5
Stock-based compensation	12.7	12.1
Deferred tax benefit	(25.7)	(58.3)
Provision for doubtful accounts, net of adjustments	12.8	6.1
Excess income tax benefit from stock option exercises	(1.4)	(2.1)
Asset impairments	0.2	39.4
Loss on extinguishment of debt	110.3	201.3
Gain on disposition of assets, net	(11.1)	(29.8)
Other non-cash items	0.8	(5.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(30.5)	(47.6)
Prepaid expenses and other assets	11.5	60.6
Accounts payable	(28.3)	(33.1)
Restructuring and synergy related expenditures	(68.1)	(2.7)
Capping, closure and post-closure expenditures	(31.3)	(35.2)
Remediation expenditures	(30.6)	(16.2)
Other liabilities	(19.1)	7.7
Cash provided by operating activities	695.0	795.6

Cash used in investing activities:
Purchases of property and equipment	(462.5)	(481.7)
Proceeds from sales of property and equipment	21.4	16.3
Cash used in acquisitions, net of cash acquired	(71.8)	(28.0)
Cash proceeds from divestitures, net of cash divested	9.6	10.4
Change in restricted cash and marketable securities	50.7	12.7
Other	(0.3)	(1.9)
Cash used in investing activities	(452.9)	(472.2)

Cash used in financing activities:
Proceeds from notes payable and long-term debt	1,368.1	819.5
Proceeds from issuance of senior notes, net of discount	847.6	1,844.9
Payments of notes payable and long-term debt	(2,116.3)	(2,228.3)
Premiums paid on extinguishment of debt	(25.8)	(86.8)
Fees paid to issue and retire senior notes and certain hedging relationships	(16.2)	(58.6)
Issuances of common stock	37.5	31.4
Excess income tax benefit from stock option exercises	1.4	2.1
Purchases of common stock for treasury	(172.4)	(262.9)
Cash dividends paid	(163)	(152.5)
Cash used in financing activities	(239.1)	(91.2)

Increase in cash and cash equivalents	3.0	232.2
Cash and cash equivalents at beginning of period	66.3	88.3
Cash and cash equivalents at end of period	$69.3	$320.5

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2011. All amounts below are in millions and as a percentage of our revenue, except per share data.

REVENUE

The following table reflects our total revenue by line of business for the three and six months ended June 30:

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Collection:
Residential	$541.1	26.3%	$537.6	25.7%	$1,072.1	26.5%	$1,063.3	26.2%
Commercial	630.9	30.6	627.6	30.1	1,252.0	31.0	1,245.6	30.7
Industrial	391.1	19.0	390.6	18.7	758.8	18.8	744.2	18.4
Other	8.6	0.4	8.0	0.4	16.5	0.4	15.9	0.4
Total collection	1,571.7	76.3	1,563.8	74.9	3,099.4	76.7	3,069.0	75.7

Transfer	248.4		261.3		473.7		492.1
Less: Intercompany	(146.5)		(150.7)		(281.1)		(286.7)
Transfer, net	101.9	4.9	110.6	5.3	192.6	4.8	205.4	5.1

Landfill	483.3		481.7		931.0		903.9
Less: Intercompany	(224.3)		(221.2)		(431.8)		(416.3)
Landfill, net	259.0	12.6	260.5	12.5	499.2	12.3	487.6	12.0

Sale of recyclable materials	97.1	4.7	115.9	5.6	188.1	4.6	221.2	5.5
Other non-core	30.9	1.5	35.8	1.7	63.7	1.6	68.3	1.7
Other	128.0	6.2	151.7	7.3	251.8	6.2	289.5	7.2

Total revenue	$2,060.6	100.0%	$2,086.6	100.0%	$4,043.0	100.0%	$4,051.5	100.0%

The following table reflects changes in our core revenue for the three and six months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Core price	0.6%	1.0%	0.6%	1.0%
Fuel surcharges	(0.1)	1.1	0.2	0.9
Total price	0.5	2.1	0.8	1.9

Volume	(1.3)	(1.0)	(0.6)	(0.9)
Recycling commodities	(1.0)	1.3	(0.9)	1.2
San Mateo and Toronto contract losses	—	(1.4)	—	(1.4)
Total internal growth	(1.8)	1.0	(0.7)	0.8
Acquisitions / divestitures, net	0.6	—	0.5	(0.1)
Total	(1.2)%	1.0%	(0.2)%	0.7%

COST OF OPERATIONS

Cost of operations includes labor and related benefits, which consists of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes. It also includes transfer and disposal costs representing tipping fees paid to third party disposal facilities and transfer stations; maintenance and repairs relating to our vehicles, equipment and containers, including related labor and benefit costs; transportation and subcontractor costs, which include costs for independent haulers who transport our waste to disposal facilities and costs for local operators who provide waste handling services associated with our national accounts in markets outside our standard operating areas; fuel, which includes the direct cost of fuel used by our vehicles, net of fuel credits; disposal franchise fees and taxes consisting of landfill taxes, municipal franchise fees, host community fees and royalties; landfill operating costs, which includes financial assurance, leachate disposal and other landfill maintenance costs; risk management, which includes casualty insurance premiums and claims; cost of goods sold, which includes material costs paid to suppliers associated with recycling commodities; and other, which includes expenses such as facility operating costs, equipment rent and gains or losses on sale of assets used in our operations.

The following table summarizes the major components of our cost of operations for the three and six months ended June 30:

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Labor and related benefits	$391.5	19.0%	$383.5	18.4%	$780.4	19.3%	$760.7	18.8%
Transfer and disposal costs	157.7	7.7	167.6	8.0	301.0	7.4	316.3	7.8
Maintenance and repairs	170.8	8.3	158.1	7.6	336.7	8.3	305.5	7.5
Transportation and subcontract costs	109.8	5.3	113.3	5.4	216.1	5.3	212.0	5.2
Fuel	132.0	6.4	136.7	6.6	263.2	6.5	255.0	6.3
Franchise fees and taxes	102.5	5.0	100.8	4.8	199.6	4.9	192.5	4.8
Landfill operating costs	32.1	1.6	30.9	1.5	58.8	1.5	58.8	1.5
Risk management	41.3	2.0	42.1	2.0	87.7	2.2	90.0	2.2
Cost of goods sold	33.8	1.6	38.7	1.9	64.5	1.6	72.0	1.8
Other	69.5	3.3	66.1	3.1	136.2	3.5	134.7	3.3
Total cost of operations	$1,241.0	60.2%	$1,237.8	59.3%	$2,444.2	60.5%	$2,397.5	59.2%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses include salaries, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems and clerical and administrative departments. Other expenses include rent and office costs, fees for professional services provided by third parties, marketing, investor and community relations, directors’ and officers’ insurance, general employee relocation, travel, entertainment and bank charges, but excludes any such amounts recorded as restructuring charges.

The following table provides the components of our selling, general and administrative costs for the three and six months ended June 30:

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Salaries	$137.3	6.6%	$130.1	6.2%	$287.8	7.1%	$265.8	6.6%
Provision for doubtful accounts	5.6	0.3	5.6	0.3	12.8	0.3	6.1	0.2
Other	55.1	2.7	64.4	3.1	119.9	3.0	132.1	3.2
Total selling, general and administrative expenses	$198.0	9.6%	$200.1	9.6%	$420.5	10.4%	$404.0	10.0%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to that of other companies.

PROVISION FOR INCOME TAXES

During the three months ended June 30, 2012, we settled with the IRS appeals division all tax issues, including the 2002 exchange of partnership matter, related to Allied’s 2004 – 2008 tax years. This settlement reduced the second quarter income tax provision by $34 million.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Earnings Before Interest, Taxes, Depreciation, Depletion, Amortization and Accretion

The following table calculates earnings before interest, taxes, depreciation, depletion, amortization and accretion (EBITDA), which is not a measure determined in accordance with U.S. generally accepted accounting principles (GAAP), for the three and six months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to Republic Services, Inc.	$149.2	$46.5	$292.1	$204.7
Net income (loss) attributable to noncontrolling interests	0.3	(0.3)	0.2	(0.4)
Provision for income taxes	29.1	45.1	109.4	147.0
Other income, net	(0.5)	(0.9)	(0.7)	(2.0)
Interest income	(0.2)	(0.1)	(0.5)	(0.3)
Loss on extinguishment of debt	110.3	199.5	110.3	201.3
Interest expense	98.8	111.4	203.1	227.1
Depreciation, amortization and depletion	214.9	208.6	428.6	414.4
Accretion	19.7	19.5	39.4	39.2
EBITDA	$621.6	$629.3	$1,181.9	$1,231.0
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted Earnings

Reported diluted earnings per share were $0.40 and $0.79 for the three and six months ended June 30, 2012 versus $0.12 and $0.54 for the comparable 2011 periods. During the three and six months ended June 30, 2012 and 2011, we recorded a number of charges, other expenses and net (gain) loss on disposition of assets that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (Net Income – Republic) and diluted earnings per share.  These items primarily consist of the following:

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$621.6	$178.6	$149.2	$0.40	$629.3	$91.3	$46.5	$0.12
Loss on extinguishment of debt	—	110.3	67.4	0.18	—	199.5	120.3	0.32
Negotiation costs - Central States	3.1	3.1	1.8	0.01	—	—	—	—
Loss on disposition of assets and impairments, net	—	—	—	—	19.4	19.4	18.1	0.05
Adjusted	$624.7	$292.0	$218.4	$0.59	$648.7	$310.2	$184.9	$0.49

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$1,181.9	$401.7	$292.1	$0.79	$1,231.0	$351.3	$204.7	$0.54
Loss on extinguishment of debt	—	110.3	67.4	0.18	—	201.3	121.4	0.32
Negotiation costs - Central States	3.3	3.3	1.9	0.01	—	—	—	—
(Gain) loss on disposition of assets and impairments, net	(3.6)	(3.6)	(2.2)	(0.01)	19.0	19.0	18.4	0.04
Adjusted	$1,181.6	$511.7	$359.2	$0.97	$1,250.0	$571.6	$344.5	$0.90

During the three and six months ended June 30, 2012, we incurred costs related to the negotiation of certain collective bargaining agreements under which we have obligations to contribute to the Central States, Southeast and Southwest Areas Pension Fund (Central States). As part of these negotiations, we have proposed to withdraw from Central States. We do not know what the ultimate outcome of the negotiations will be.

We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services, Inc., and adjusted diluted earnings per share, which are not measures determined in accordance with GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Free Cash Flow

We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows. The following table calculates our free cash flow for the three and six months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash provided by operating activities	$360.8	$361.9	$695.0	$795.6
Purchases of property and equipment	(188.3)	(184.5)	(462.5)	(481.7)
Proceeds from sales of property and equipment	16.6	9.4	21.4	16.3
Free cash flow	$189.1	$186.8	$253.9	$330.2

The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with GAAP, for the six months ended June 30:

	2012	2011

Cash provided by operating activities	$695.0	$795.6
Property and equipment received	(458.0)	(387.6)
Proceeds from sales of property and equipment	21.4	16.3
Merger related expenditures, net of tax	40.9	1.7
BFI risk management and Allied exchange of partnership interest tax payments	34.2	—
Cash tax benefit for debt extinguishment	(4.8)	—
Divestiture related tax payments	0.5	9.0
Cash paid related to negotiation costs - Central States, net of tax	1.9	—
Adjusted free cash flow	$331.1	$435.0

We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows for the three and six months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$188.3	$184.5	$462.5	$481.7
Adjustments for property and equipment received during the prior period but paid for in the following period, net	63.3	34.1	(4.5)	(94.1)
Property and equipment received during the period	$251.6	$218.6	$458.0	$387.6

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.

As of June 30, 2012 and 2011, accounts receivable were $845.3 million and $872.3 million, net of allowance for doubtful accounts of $45.2 million and $47.1 million, resulting in days sales outstanding of approximately 37 (or 23 net of deferred revenue) and 38 (or 25 net of deferred revenue), respectively.

CASH DIVIDENDS

In April 2012, we paid a cash dividend of $81.6 million to stockholders of record as of April 2, 2011. As of June 30, 2012, we recorded a dividend payable of $80.4 million to stockholders of record at the close of business on July 2, 2012, which was paid on July 16, 2012. In July 2012, our board of directors approved an increase in the regular quarterly dividend of approximately 7%. The quarterly dividend of $0.235 per share will be paid on October 15, 2012 to stockholders of record on October 1, 2012.

STOCK REPURCHASE PROGRAM

In August 2011, our board of directors approved a share repurchase program pursuant to which we may repurchase up to $750.0 million of our outstanding shares of common stock through December 31, 2013. This authorization is in addition to the $400.0 million repurchase program authorized in November 2010. From November 2010 to June 30, 2012, we repurchased 23.5 million shares of our stock for $672.6 million at a weighted average cost per share of $28.67. During the three months ended June 30, 2012, we repurchased 6.0 million shares of our stock for $163.2 million at a weighted average cost per share of $27.06.

As of June 30, 2012, we had 365.3 million shares of common stock issued and outstanding.

2012 UPDATED FINANCIAL GUIDANCE

Adjusted Diluted Earnings per Share

The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2012 which is not a measure determined in accordance with GAAP:

(Anticipated) Year Ending
December 31, 2012
Diluted earnings per share	$ 1.73 - 1.75
Loss on extinguishment of debt	0.18
Negotiation costs - Central States	0.01
Gain on disposition of assets and impairments, net	(0.01)
Adjusted diluted earnings per share	$ 1.91 - 1.93

We believe that the presentation of adjusted diluted earnings per share, which excludes loss on extinguishment of debt, negotiation costs – Central States and gain on disposition of assets and impairments, net, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•
general economic and market conditions, including the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute or if a withdrawal event occurs with respect to Central States or any other multi-employer pension plan to which we contribute, and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages.

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies; and

•
acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.